Exhibit 99.1

   YORK International Announces First Quarter Results and Comments on Business Outlook; Results Better than Previous Guidance

    YORK, Pa.--(BUSINESS WIRE)--April 21, 2005--YORK International Corporation (NYSE:YRK) today reported a net loss of $9.2 million, or $0.22 per share, for the first quarter of 2005.
    Net sales increased 10.1% from the first quarter of 2004 to $1.0 billion. Americas, Asia and UPG delivered strong double-digit increases over the first quarter of 2004. Loss from operations was $2.8 million in the first quarter of 2005, and reflects weakness in Europe, the impact of increased material costs and inefficiencies in the service operations in North America. Included in the first quarter results is $1.2 million of restructuring costs associated with changes in the EMEA organization.
    Net interest expense in the first quarter of 2005 increased to $11.5 million as compared to $10.9 million in the first quarter of 2004, primarily as a result of higher average borrowing rates. The income tax benefit in the first quarter of 2005 was $3.8 million.

    BUSINESS UNIT REVIEW

    GLOBAL APPLIED

    Sales for the Global Applied business grew 12.3% from the first quarter of 2004 to $773.6 million. Sales in the Americas were up 15.7% due to improved equipment volume and strong service growth. Sales increased 6.7% in EMEA driven by strong growth in the Middle East and the favorable translation impact of European currencies. Excluding the impact of foreign currency translation, sales in Europe were down. Asia sales increased 28.5% with growth across the entire region.
    Income from operations in the first quarter was $3.1 million compared to $11.3 million in the prior year. Weak performance in Europe, higher material costs globally, and inefficiencies in the service operations in North America more than offset volume leverage, productivity gains and price realization.
    The Global Applied backlog at the end of the quarter increased 5.9% from the prior year to $1.2 billion.

    UNITARY PRODUCTS

    UPG sales improved 16.5% to $210.1 million, reflecting market share gains and price increases.
    Income from operations in the first quarter was $12.9 million as compared to $12.0 million in the first quarter of 2004. Price increases and operating leverage on higher volume were partially offset by material and freight cost increases and investments in marketing and product development.

    BRISTOL

    Bristol's sales for the first quarter were $101.2 million compared to $113.5 million in the first quarter of 2004, primarily due to a decline in sales to international customers.
    Bristol's income from operations for the first quarter of 2005 improved to $8.2 million as compared to $4.1 million in the first quarter of 2004. Price increases, productivity improvements and lower selling, general and administrative expenses were partially offset by material cost increases and lower volume.

    CORPORATE, ELIMINATIONS AND OTHER

    Corporate, eliminations and other expenses were $26.9 million as compared to $22.2 million in the first quarter of 2004 attributable to the LIFO impact resulting from escalating material costs and a higher level of inter-company eliminations.

    OUTLOOK

    C. David Myers, President and Chief Executive Officer, said, "For the remainder of 2005, we expect stable to improving markets, with the exception of Europe, where macroeconomic indicators continue to deteriorate. We have taken actions to better align our cost structure in Europe and expect performance improvements for the remainder of the year. Strong growth in Asia and the Middle East continues and we expect modest growth in Latin America and in the North American Unitary industry. Within the Americas, the industrial refrigeration market and the U.S. air conditioning middle market are showing growth. The U.S. large tonnage market continues to decline."
    Mr. Myers continued, "As highlighted previously, we continue to face the challenge of significant material cost increases and copper prices have continued to escalate. Furthermore, we are seeing substantial cost increases in the areas of transportation and refrigerants. Price realization remains our main priority."
    "We will deliver cost improvements and further benefits from price realization in the second half of the year. Our earnings estimate for the second quarter is in the range of $0.95 to $1.05 per share. As indicated in our December guidance, this reflects improvement in the operations of the businesses as well as a higher tax rate, higher interest costs and a greater number of shares outstanding. For the full year, we will continue to execute the key initiatives we have underway and we will deliver improvement in all of our operations. We are maintaining our full-year guidance to achieve earnings toward the low end of a $2.60 to $2.90 per share range."

    CONFERENCE CALL AND WEBCAST INFORMATION

    YORK International will conduct a conference call to discuss first quarter performance and business outlook on Thursday, April 21, 2005, at 9:00 a.m. ET. The conference call will be available through a web broadcast on YORK International's web site at www.york.com.
    If you are unable to connect to the company's web site you may listen via telephone, please call 1-973-935-8509 (code not required) five minutes prior to the scheduled start time.
    There will be a replay of the conference call beginning Thursday, April 21, 2005, at 11:00 a.m., continuing through until Monday, April 25, 2005, at 11:00 p.m. You may call 1-877-519-4471, code #593 2800.

    CAUTIONARY STATEMENTS

    This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include estimates used in determining the expected cost of the furnace remediation program, rising material costs, economic and political environments, climatic conditions, work stoppages, litigation, product liability, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.

    ABOUT YORK

    YORK International Corporation is a global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The company's products are sold in more than 125 countries and YORK has approximately 23,800 employees worldwide.



            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Condensed Consolidated Statements of Operations (unaudited)

                                         Three Months Ended March 31,
(in thousands, except per share data)        2005           2004
                                         -------------- --------------

Net sales                                $   1,033,805  $     939,367

Cost of goods sold                            (850,677)      (768,311)
                                         -------------- --------------

   Gross profit                                183,128        171,056

Selling, general, and administrative
 expenses                                     (184,718)      (165,853)

Restructuring and other charges, net            (1,223)            --
                                         -------------- --------------

   (Loss) income from operations                (2,813)         5,203

Interest expense, net                          (11,478)       (10,861)

Equity in earnings of affiliates                 1,283            492
                                         -------------- --------------

   Loss before income taxes                    (13,008)        (5,166)

Income tax benefit                               3,781          1,291
                                         -------------- --------------

   Net loss                              $      (9,227) $      (3,875)
                                         ============== ==============

Basic and diluted net loss per share     $       (0.22) $       (0.10)
                                         ============== ==============

Cash dividends per share                 $        0.20  $        0.20
                                         ============== ==============

Basic and diluted weighted average
 common shares and common equivalents
 outstanding                                    41,564         40,607


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

          Condensed Consolidated Balance Sheets (unaudited)

                                           March 31,     December 31,
(in thousands)                               2005           2004
                                         -------------- --------------
ASSETS

Current assets:
   Cash and cash equivalents             $      46,260  $      42,881
   Receivables, net                            743,043        804,141
   Inventories                                 671,099        615,131
   Prepayments and other current assets        145,768        144,489
                                         -------------- --------------

      Total current assets                   1,606,170      1,606,642

Deferred income taxes                          150,666        152,259
Investments in affiliates                       35,150         35,725
Property, plant, and equipment, net            540,122        556,629
Goodwill                                       535,534        542,851
Intangibles, net                                37,659         39,357
Deferred charges and other assets               79,923         76,952
                                         -------------- --------------

      Total assets                       $   2,985,224  $   3,010,415
                                         ============== ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable and current portion of
    long-term debt                       $      23,389  $      19,539
   Accounts payable and accrued expenses     1,030,574      1,144,464
   Income taxes                                 37,390         40,829
                                         -------------- --------------

      Total current liabilities              1,091,353      1,204,832

Long-term warranties                            48,864         49,379
Long-term debt                                 671,968        545,468
Postretirement and postemployment
 benefits                                      222,081        226,213
Other long-term liabilities                    100,101        105,660
                                         -------------- --------------

      Total liabilities                      2,134,367      2,131,552

Stockholders' equity                           850,857        878,863
                                         -------------- --------------

      Total liabilities and
       stockholders' equity              $   2,985,224  $   3,010,415
                                         ============== ==============


            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

     Supplemental Statement of Operations and Segment Information
                              (unaudited)

                                          Three Months Ended March 31,
(in thousands, except per share data)        2005           2004
                                         -------------- --------------

Revenue:
----------------------------------------
Global Applied:
   Americas                              $     384,998  $     332,799
   EMEA                                        318,296        298,421
   Asia                                        132,071        102,784
   Intragroup sales                            (61,729)       (44,991)
                                         -------------- --------------
                                               773,636        689,013
Unitary Products Group                         210,104        180,391
Bristol Compressors                            101,155        113,478
Eliminations                                   (51,090)       (43,515)
                                         -------------- --------------
   Total                                 $   1,033,805  $     939,367
                                         ============== ==============

(Loss) income from Operations:
----------------------------------------
Global Applied:
   Americas                              $       2,941  $       1,686
   EMEA                                         (9,297)            (9)
   Asia                                          9,410          9,574
                                         -------------- --------------
                                                 3,054         11,251
Unitary Products Group                          12,861         12,026
Bristol Compressors                              8,170          4,078
Corporate, eliminations, and other             (26,898)       (22,152)
                                         -------------- --------------
   Total                                        (2,813)         5,203

Interest expense, net                          (11,478)       (10,861)

Equity in earnings of affiliates                 1,283            492
                                         -------------- --------------

Loss before income taxes                       (13,008)        (5,166)

Income tax benefit                               3,781          1,291

                                         -------------- --------------

Net loss                                 $      (9,227) $      (3,875)
                                         ============== ==============

Diluted loss per share:
   Net loss                              $       (0.22) $       (0.10)
                                         ============== ==============

Weighted average basic and diluted
 shares                                         41,564         40,607


    CONTACT: YORK International Corporation
             Helen Marsteller, 717-771-7451